Exhibit 99.2 Press Release dated May 14, 2015

Tengasco Announces First Quarter 2015 Financials and Results of Operations

GREENWOOD VILLAGE, Colo., May 14, 2015 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended March 31, 2015.  The Company reported a net loss of $(0.5) million or $(0.01) per share during the first quarter of 2015 compared to net income of $0.4 million or $0.01 per share during the first quarter of 2014.

The Company realized revenues of approximately $1.6 million during the first quarter of 2015 compared to revenues of $3.5 million during the first quarter of 2014.  During the first quarter of 2015, revenues decreased approximately $1.9 million of which $1.8 million related to a $49.91 per barrel decrease in the average oil price received from an average of $92.21 per barrel received during the first quarter of 2014 to an average of $42.30 per barrel received during the first quarter of 2015.  In addition, the Company experienced a $126,000 decrease in revenues related to a 1.4 MBbl decrease in net oil sales volumes from 37.0 MBbl during the first quarter of 2014 to 35.6 MBbl during the first quarter of 2015.

During the first quarter of 2015, the Company reported a $197,000 decrease in production cost and taxes, and a $139,000 decrease in general and administrative cost.  These reductions were primarily due to non-recurring costs recognized during the first quarter of 2014. In addition, the Company reported a $604,000 decrease in associated income tax expense.

Michael J. Rugen, CEO, said, “Performance during the first quarter of 2015 was significantly impacted by a 54% decrease in oil prices compared to the prices we received during the first quarter of 2014.  Although oil prices have increased from the levels seen in mid March 2015, the Company expects low oil prices to continue in the near future.  Consequently, the Company will continue to look for ways to reduce cost without significantly impacting the ongoing operations of the Company.  During the first quarter of 2015, we have initiated temporary salary cuts and will consider workovers and recompletions of our existing wells on a case by case basis.  Although no write down of our oil and gas properties was required under accounting rules in the first quarter of 2015 as a result of ceiling test failures due to low oil prices, we expect non-cash write downs to occur later this year particularly if low oil prices continue.”

“We are continuing to look for opportunities to acquire existing production from other parties as well as leasing of additional acreage.  As noted in our last press release, the Company believes that if this period of lower crude oil market prices continues, other parties with greater debt burdens may face pressure to sell their assets at lower sales prices. Tengasco is in a relatively stronger position to take advantage of this in view of our low debt levels due to our paydown of our credit facility from cash flow during much of the last two years.  We have started to see more opportunities become available and will pursue those opportunities that we believe are priced appropriately for today’s economic environment.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2015 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

SOURCE Tengasco, Inc.